Exhibit 99.1

NEWS RELEASE

Sabre Holdings Reschedules Special Meeting of Stockholders

Anticipated Transaction Date Remains on or about March 30, 2007

SOUTHLAKE, Texas, March 19, 2007—Sabre Holdings Corporation (NYSE: TSG) today announced that it has rescheduled to March 29, 2007, a special meeting of stockholders to vote on the previously announced proposed acquisition of the company by affiliates of Silver Lake Partners and Texas Pacific Group.

The meeting has been rescheduled to provide stockholders adequate time to consider supplemental disclosures contained in the company’s Form 8-K/A submitted to the U.S. Securities and Exchange Commission on March 19, 2007.

Sabre Holdings stockholders of record at the close of regular trading on the New York Stock Exchange on Tuesday, February 20, 2007, will be entitled to vote at the meeting. The meeting will be held on Thursday, March 29, 2007, 10 a.m. CDT, at the Dupree Theater, Irving Arts Center, 3333 North MacArthur Blvd, Irving, Texas 75062. The meeting was previously scheduled for Friday, March 23, 2007.

The company anticipates that its stockholders will approve the acquisition at the special meeting of stockholders and that the acquisition will close on or about March 30, 2007.

About Sabre Holdings

Sabre Holdings connects people with the world’s greatest travel possibilities by retailing travel products and providing distribution and technology solutions for the travel industry. Sabre Holdings supports travelers, travel agents, corporations, government agencies and travel suppliers through its companies: Travelocity, Sabre Travel Network and Sabre Airline Solutions. Headquartered in Southlake, Texas, the company has approximately 9,000 employees in 45 countries. Full-Year 2006 revenues totaled $2.8 billion. Sabre Holdings, an S&P 500 company, is traded on the NYSE under the symbol TSG. More information is available at http://www.sabre-holdings.com.

About the Acquisition

In connection with the proposed merger of the company with affiliates of Texas Pacific Group and Silver Lake Partners, the company filed a definitive proxy statement with the Securities and Exchange Commission on February 21, 2007. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Sabre Holdings at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free by directing such requests to the Sabre Holdings investor relations department at 866-722-7347, or on the company’s Web site at www.sabre-holdings.com/investor.

Sabre Holdings and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers and all of Sabre Holdings’ participants in the solicitation is included in the definitive proxy statement, which is available free of charge at the Securities and Exchange Commission’s Web site at www.sec.gov and from the Sabre Holdings investor relations department at 866-722-7347, or on the company’s website at www.sabre-holdings.com/investor.

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Media Contact:	Investor Relations Contact:
Al Comeaux	Karen Fugate
Sabre Holdings	Sabre Holdings
682 605 2157	682 605 2343
al.comeaux@sabre-holdings.com	karen.fugate@sabre-holdings.com